Filed Pursuant to Rule 424(b)(3)
Registration No. 333-279509

Nuveen Core Equity Alpha Fund (NYSE: JCE)

(the “Fund”)

Supplement Dated May 30, 2025

to the Fund’s Currently Effective Prospectus and Statement of Additional
Information (“SAI”)

Nazar Suschko has been named a portfolio manager of the Fund, effective May 30, 2025.

Accordingly, the following disclosure is hereby added under the heading “Management of the Fund—Investment Adviser, Sub-Adviser, and Portfolio Managers—Portfolio Managers” in the Prospectus and under the heading “Investment Adviser, Sub-Adviser and Portfolio Managers—Portfolio Managers” in the SAI:

Nazar Suschko is a portfolio manager on Nuveen's Multi-Asset portfolio management team. He began his career in the financial services industry in 2004 and joined Nuveen Fund Advisors, LLC in 2016. Prior to joining the firm in 2016, he held various roles at AEGON USA Investment Management, including portfolio manager, where he managed risk-based asset allocation strategies.

There will be no changes to the Fund’s investment objective or investment policies in connection with Mr. Suschko’s addition.

The following information is hereby added under the heading “Investment Adviser, Sub-Adviser and Portfolio Managers—Portfolio Managers—Other Accounts Managed” in the SAI:

Portfolio Manager	Type of Account Managed	Number of Accounts	Assets*
Nazar Suschko	Registered Investment Company	0	$0
	Other Pooled Investment Vehicles	0	$0
	Other Accounts	0	$0

* Assets as of April 30, 2025.

The following information is hereby added under the heading “Investment Adviser, Sub-Adviser and Portfolio Managers—Portfolio Managers—Fund shares owned by the Portfolio Managers” in the SAI:

Portfolio Manager	Dollar Range of Equity Securities Beneficially Owned in the Fund
Nazar Suschko	$0

PLEASE KEEP THIS WITH YOUR

FUND’S PROSPECTUS AND SAI FOR FUTURE REFERENCE

EGN-JCES-0525P